Exhibit 15.3

May 4, 2018

VIA EDGAR AND FEDERAL EXPRESS

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F. Street, N.E.
Washington, D.C. 20549
Attention: Jennifer Gowetski

Re:     Platform Ventures Diversified Housing REIT, LLC

Draft Offering Statement on Form 1-A
Submitted February 16, 2018
CIK No. 00017026676

Dear Ms. Gowetski:

This letter is being submitted on behalf of Platform Ventures Diversified Housing REIT, LLC (the “Company”) in response to the comments of the staff of the Division of Corporation Finance (the “Staff”) of the U.S. Securities and Exchange Commission (the “Commission”) with respect to the Company’s Confidential Draft Offering Statement on Form 1-A submitted on February 16, 2018 (the “Draft Offering Statement”), as set forth in your letter dated March 16, 2018 addressed to Mr. Steinberg, Senior Vice President and General Counsel of the Company (the “Comment Letter”). The Company is concurrently confidentially submitting Amendment No. 1 to the Draft Offering Statement on Form 1-A (“Amendment No. 1”), which includes changes to reflect responses to the Staff’s comments.

For reference purposes, the text of the Comment Letter has been reproduced herein with responses below each numbered comment. For your convenience, we have italicized the reproduced Staff comments from the Comment Letter. Unless otherwise indicated, page references in the Staff’s comments refer to the Draft Offering Statement, and page references in the responses refer to Amendment No. 1.

The responses provided herein are based upon information provided to Goodwin Procter LLP by the Company. In addition to submitting this letter via EDGAR, we are sending via Federal Express two copies of each of this letter and Amendment No. 1 (marked to show changes from the Draft Offering Statement).

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

General

1.	We note that you plan to offer your shares through an online investment platform owned and operated by Platform Technologies, LLC, an affiliate of your Sponsor, and that you intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. We further note that you plan to reimburse your Manager for formation and offering expenses, including expenses associated with marketing this offering, which are expected to be approximately $1,000,000. Please provide us supplementally with your analysis of your ability to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. In your response, please specifically address the expense reimbursements referred to above. Additionally, please clarify whether Platform Technologies, LLC will be compensated for its operation of the online investment platform.

RESPONSE: In response to the Staff’s comment regarding the exemption from registration contained in Exchange Act Rule 3a4-1, the Company has decided that it will, in fact, engage a registered broker-dealer (“B/D”) to assist with the offering and will, therefore, no longer need to not rely on this exemption. Amendment No. 1 reflects the retention of the B/D but as of the date of this filing, the Company has not yet definitively determined the identity of the firm it will retain. Any employees of the Company, the Sponsor or the Manager involved with providing transactional services in more than a ministerial or administrative role will be a registered representative of the B/D and will be compensated by the B/D. No other employees of the Company, the Sponsor or the Manager and no employees of Platform Technologies, LLC (“Platform”) will be involved in broker-dealer related services. The Company has revised the disclosure on page 168 of Amendment No. 1 to reflect this change.

The Company has clarified its disclosure on the cover page as well as pages 21, 70 and 88 of Amendment No. 1 to explain that the Manager’s formation and offering expenses will consist of outlays to third-party providers for legal, accounting, marketing and other similar services. The expense reimbursements to the Manager are intended to cover actual third-party expenses incurred by the Manager in the formation of the Company, the Operating Partnership, and the Manager (unless any portion of such amounts are deferred or waived by the Manager in its sole discretion), and the Company’s offering expenses, including expenses associated with marketing the offering. These expenses will be accountable and will not include a fee to the Manager or to Platform, although Platform will be receiving a technology fee as described below.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

With respect to Platform, the Company has revised its disclosure on page 87 to Amendment No. 1 to clarify that the Manager will pay one-third of its Investment Management Fee to Platform for administrative and ministerial services related to operating the RealtyClub platform on the Company’s behalf. Platform will not perform marketing-based, broker-dealer type services, and will not receive commissions for sales made through the RealtyClub platform. Its services are limited to being an online investment platform for this offering and it is providing the software and technology used by the Company to conduct the offering online. In performing these services for the Company, Platform is acting solely in an administrative and ministerial capacity, without independent discretion to make decisions concerning whether to make offers or accept subscriptions from prospective investors.

2.	Please be advised that you are responsible for analyzing the applicability of the tender offer rules to your share repurchase program. We urge you to consider all the elements of your share repurchase program in determining whether the program is consistent with relief granted by the Division of Corporation Finance in prior no action letters. See, for example, T REIT Inc. (Letter dated June 4, 2001) and Wells Real Estate Investment Trust II, Inc. (Letter dated December 3, 2003). To the extent you have questions as to whether the program is entirely consistent with the relief previously granted by the Division of Corporation Finance, you may contact the Division’s Office of Mergers and Acquisitions at 202-551-3440.

RESPONSE: In response to the Staff’s comment, the Company acknowledges that it is responsible for analyzing the applicability of the tender offer rules to its share repurchase program. Although the Company believes (for reasons set forth below) that the tender offer rules do not apply in the context of an offering made pursuant to Regulation A, it has nonetheless determined that its share repurchase program is consistent with the relief granted by the Division of Corporation Finance in prior no action letters. The Company will contact the Division’s Office of Mergers and Acquisitions with any questions regarding the share repurchase program’s consistency with relief previously granted by the Division of Corporation Finance.

The Company respectfully sets forth below the reasons it believes that the tender offer rules do not apply to the common shares offered under the Offering Statement.

The statutory language of the tender offer rules and the interpretive guidance issued by the Commission make clear that the tender offer rules do not apply to exempted securities. Rule 14(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) sets forth the scope of both Regulation 14D and Regulation 14E. Regulation 14D applies to tender offers that are subject to Section 14(d)(1) of the Exchange Act. Section 14(d)(1) by its terms only applies to “equity securities” that are “registered” under the Exchange Act; the Company’s common shares offered under the Offering Statement pursuant to Regulation A are not required to be registered under the Exchange Act.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Furthermore, although Regulation 14E applies to tender offers for any securities, whether registered or not, it specifically excludes “exempted securities unless otherwise noted therein.” The Commission’s Manual of Publicly Available Telephone Interpretations also makes clear that “Regulation 14E applies to tender offers for any securities other than exempt securities as defined by Section 3(a)(12) of the Exchange Act. [emphasis added]”. Section 3(a)(12)(A) of the Exchange Act defines “exempt securities” to include in clause (vii) “such other securities (which may include, among others, unregistered securities…) as the Commission may…exempt from the operation of any one or more provisions of this title which by their terms do not apply to an ‘‘exempted security’’ or to ‘‘exempted securities’’”.

Pursuant to the Jumpstart Our Business Startups (JOBS) Act, Section 3(b)(2) was added to the Securities Act. Section 3(b)(2) requires that the Commission “add a class of securities to the securities exempted pursuant to” Section 3 of the Securities Act for offerings where the aggregate amount of securities offered and sold within the prior 12-month period does not exceed $50 million. Pursuant to Section 3(b)(2), the Commission has adopted amendments to Regulation A which set forth the issuer eligibility, filing and ongoing reporting requirements for issuers that wish to offer exempted securities pursuant to Regulation A. The Company will offer and sell its common shares in compliance with the requirements set forth in Regulation A. Such common shares, therefore, will be exempted securities. The Company reads the statutory language of Regulation 14E and Regulation A as clearly establishing that securities offered under Regulation A, as a class of exempt securities, should not be subject to the tender offer rules. In addition, the Company, together with its counsel, has reviewed the legislative history, the adopting release and the Commission’s interpretive guidance relating to Regulation A and has found no indication that Congress or the Commission intended that the tender offer rules should apply to the class of securities exempted pursuant to Regulation A. Given that (i) the tender offer rules do not apply to exempt securities, (ii) securities offered pursuant to Regulation A are exempt securities, and (iii) neither Congress nor the Commission have indicated that the tender offer rules should apply to the class of exempt securities created pursuant to Regulation A, the Company believes that repurchases pursuant to its share repurchase program of the common shares offered and sold under the Offering Statement pursuant to Regulation A would not be subject to the tender offer rules.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Notwithstanding the inapplicability of those rules, the Company believes that if tested under the tender offer rules, its share repurchase program is nonetheless consistent with the relief granted by the Division of Corporation Finance in prior no action letters.

3.	We note that you may conduct the share redemption plan during the offering period of the shares being qualified in this offering circular. Please be advised that you are responsible for analyzing the applicability of Regulation M to your share redemption plan. We urge you to consider all the elements of your share redemption plan in determining whether the program is consistent with the class relief granted by the Division of Market Regulation in the class exemptive letter granted Alston & Bird LLP dated October 22, 2007. To the extent you have questions as to whether the plan is entirely consistent with that class exemption you may contact the Division of Trading and Markets.

RESPONSE: For the reasons set forth below, the Company believes that Regulation M does not apply in the context of share repurchases of securities offered and sold pursuant to Regulation A. Notwithstanding this belief, the Company has nonetheless determined that its share repurchase program is consistent with the class exemptive letter granted to Alston & Bird LLP, dated October 22, 2007 (the “Class Exemptive Letter”).

The Company respectfully sets forth below the reasons it believes that Regulation M does not apply to its share repurchase program.

The Staff has specifically asked that the Company determine whether its share repurchase program is consistent with the class exemptive relief granted by the Division of Market Regulation in the Class Exemptive Letter. The exemptive relief granted under the Class Exemptive Letter grants a conditional exemption from Rule 102 of Regulation M to a non-listed REIT share redemption program. The Company notes, however, that the clear language of clause (d) of Rule 102, provides that Rule 102 shall not apply to ‘“[e]xempted securities” as defined in section (3)(a)(12) of the Exchange Act (15 U.S.C. 78c(a)(12)).’

As noted above in the Company’s response to Comment No. 2 regarding whether the tender offer rules apply in the context of Regulation A offerings, securities offered and sold pursuant to Regulation A are a class of securities exempted pursuant Section 3 of the Securities Act. The Company will offer and sell its common shares in compliance with the requirements set forth in Regulation A. Such common shares, therefore, will be exempted securities and therefore not subject to Rule 102.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

The Company believes that the fact that the common shares will be offered and sold pursuant to Regulation A, and will therefore be exempted securities, is dispositive as to whether Regulation M would apply to repurchases of such shares. However, the Company further notes that heretofore the Commission has chosen to apply only Rules 104 and 105 of Regulation M to Regulation A issuers. In the adopting release for Regulation M (Releases No.2. 33-7375; 34038067, “Anti-manipulation Rules Concerning Securities Offerings”), the Commission only required that Regulation A issuers comply with Rule 104, which regulates “stabilizing activities.” In the 2007 amending release for Regulation M (Release No. 34-56206, “Short Selling in Connection with a Public Offering”), the Commission amended Regulation M to require that Regulation A issuers also comply with Rule 105, which regulates short selling in connection with a public offering. The Company believes that the Commission’s decision to explicitly apply only Rules 104 and 105 to Regulation A issuers, to the exclusion of the other provisions of Regulation M, further supports the Company’s belief that Rule 102 would not apply to share repurchases of its common shares offered and sold pursuant to Regulation A.

4.	We note your disclosure under the heading “Plan of Operation ― Valuation Policies” starting on page 113. Please provide us, on a supplemental basis, with your template for future NAV disclosures.

RESPONSE: Please see Appendix A for the template the Company expects to use for future NAV disclosures.

Offering Summary

Management Compensation, page 21

5.	Please disclose the estimated acquisition/origination fees and investment management fees, assuming the maximum amount is raised and assuming you utilize your target leverage, or advise us why you are unable to calculate such fees at this time. Please refer to Item 4.B of Industry Guide 5.

RESPONSE: In response to the Staff’s comment, the Company has revised the disclosure on page 92 of Amendment No. 1 to include the following [revisions highlighted]:

Assuming we are successful in raising the maximum offering amount of $50,000,000 of our common shares and our Sponsor fulfills its commitment to purchase $2,500,000 of our common shares, we will have $42,488,000 available for future property acquisitions after netting out the required equity to purchase the Seed Assets.  If we invest the $42,488,000 and assume the total offering expenses equal $1,000,000, and we are successful in utilizing 75% leverage (the maximum target leverage) in acquiring our portfolio, then we would be able to purchase approximately $165,952,000 additional assets.  Further, if we assume average transaction costs equal 5.0% of total assets purchased, the purchase price of this hypothetical portfolio of future assets (excluding the Seed Assets), less transaction costs, would be equal to approximately $157,654,000.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

If 100% of these additional purchases are equity investments subject to the 1.0% Acquisition Fee, the Acquisition Fee on the additional purchases would equal $1,576,540, resulting in aggregate Acquisition Fees across the entire portfolio of assets equal to approximately $1,910,804 (Seed Assets: $334,264 plus additional purchases $1,576,540).  Further, assuming our net offering proceeds equal $49,000,000 ($50,000,000 maximum offering amount less $1,000,000 offering expenses), the annualized Investment Management Fee would equal $735,000 (1.50% of net offering proceeds).

Valuation Policies, page 27

6.	We note that for purposes of calculating monthly NAV, your properties will initially be valued at their purchase price, which you expect to represent fair value at that time. Please tell us how you have concluded that the purchase prices of the Seed Properties represent fair market value. In that regard, we note from disclosure on page 18 that the purchase price for Orchard Corners and Domain will be equal to your Sponsor’s cost to acquire the asset plus certain fees. In addition, we note from your disclosure on page 74 that the amount you will pay for your 38.15% interest in Oxford will be significantly less than the appraised value as of November 2017.

RESPONSE: In response to the Staff’s comment, the Company has advised that there is no need to determine an initial valuation for the Seed Assets other than by using the actual purchase price at which they will be acquired by the Company. In addition, the Company has determined to not include Oxford in its Seed Assets and all references to Oxford have been deleted from the Amendment No. 1. In this regard, the Company has revised its disclosure on pages 27 and 112 of Amendment No.1 as follows [revisions highlighted]:

For the purposes of calculating our monthly NAV, our properties will initially be valued at their purchase price~~, which we expect to represent fair value at that time~~.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Furthermore, because the Company’s assets are only first subject to a new valuation beginning after 12 full months following the acquisition of the Seed Assets, NAV or fair value in the context of the initial acquisition of the Seed Assets is not a relevant concept. This is because the Seed Assets will be purchased on the date the Company first admits investors as shareholders of the Company and the first date on which the value of the Seed Assets will be relevant for the purpose of calculating NAV is not until the end of such 12-month period.

Monthly Share Price Adjustments, page 28

7.	We note your disclosure that subscriptions received “on or before the 5th business day before the end of the month will be executed at a price equal to [your] NAV per share for such class determined as of the previous month-end and which will generally be published by the 15th day of that month.” Please revise to clarify at what price you will execute subscriptions received after the 5th business day before the end of the month.

RESPONSE: In response to the Staff’s comment, the Company has revised its disclosure on pages 8, 28, 57, 107, 115, 118 and 133 as follows to eliminate the concern that an investor will not know the price at which the investor is purchasing shares [revisions highlighted]:

Any subscriptions that we receive on or before the 5th business day before the end of the month will be executed at a price equal to our NAV per share for such class determined as of the previous month-end and which will generally be published by the 15th day of the current month. Such investors will be admitted on the first day of the following month. Given an investor may not know the exact NAV at the time of the subscription, the subscription is fully revocable until the Subscription Revocation Deadline. Solely by way of example, if an investor submits a subscription on April 12, such investor will pay the per share purchase price calculated as of March 31 and generally published by April 15 and the investor will be admitted with an effective date of May 1. Thus, although settlement occurs the first day of the following month, the purchase price for the shares will be the price as of the end of the prior month. The subscription is fully revocable until 5:00 p.m. Eastern Standard Time on April 25, assuming April 25 is the 5th business day before the end of the month.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

If an investor submits a subscription after the 5th business day before the end of the month, such investor will not be admitted on the first day of the following month. Instead such investor will be admitted on the first day of the subsequent month. For example, assuming April 25th is the 5th business day before the end of the month, an investor who subscribes on April 26 will pay the per share purchase price calculated as of April 30 and generally published by May 15 and the investor will be admitted with an effective date of June 1. In this second example, settlement occurs the first day of the second month (i.e., June 1) following the date the subscription is received (i.e., April 26) and the purchase price for the shares will be the price as of the end of the then-current month (i.e., May). The subscription is fully revocable until the Subscription Revocation Deadline (i.e., 5:00 p.m. Eastern Standard Time on the 5th business day before the end of May).

8.	Please revise your discussion to describe your subscription process in more detail. Explain when you will accept subscriptions and what the price will be at the time of acceptance. In this regard, it appears that subscriptions may be submitted prior to the time that the transaction price will be available. Additionally, we note that sections 1.1 and 1.5 of the Subscription Agreement indicate that subscriptions are irrevocable until the common shares are issued, the purchase is rejected by you, or you otherwise determine not to consummate the transaction. Please tell us how investors will comply with these subscription procedures. Please also clarify the information regarding price that will be available to an investor at the time the investor is contractually committed to purchase.

RESPONSE: As noted above in response to Comment #7, in response to the Staff’s comment, the Company has revised its disclosure to explain how subscriptions will be revocable until 5:00 p.m. Eastern Standard Time on the 5th business day before the end of the month in which the subscription is received; provided, however, that for subscriptions received after the 5th business day, a subscriber will have the right to revoke such subscriptions until 5:00 p.m. Eastern Standard Time on the 5th business day before the end of the following month. Please refer to the response to Comment 7 above, as well the Company’s revised disclosure on pages 8, 28, 57, 107, 115, 118 and 133 of Amendment No. 1.

The Company also revised Sections 1.1 and 1.5 of the Subscription Agreement to reflect this right to revoke a subscription.

Estimated Use of Proceeds, page 70

9.	Please revise your disclosure to state the approximate amount of proceeds intended to be used for each purpose identified. If any material amounts of other funds are necessary to accomplish the specified purposes for which the proceeds are to be obtained, state the amounts and sources of such other funds needed for each such specified purpose and the sources thereof.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

RESPONSE: In response to the Staff’s comment, the Company has revised the disclosure on page 70 of Amendment No. 1 to clarify that approximately $10,012,000 of the proceeds will be used to acquire the Seed Assets (approximately $2,190,000 for Orchard Corners and $7,822,000 for Domain), and approximately $1,000,0000 to fund formation and offering expenses.

However, the exact amount of net proceeds and the precise use thereof beyond that needed to acquire the Seed Assets and pay the formation and offering expenses is not determinable at this time. To the extent that the Company raises net proceeds in excess of the amount required to fund the acquisition of the Seed Assets and the Company’s formation and offering expenses, additional proceeds, if any, will be used in one or more of the following ways: make investments in accordance with its investment strategy and policies; reduce any outstanding bridge loans or other borrowings it may have and repay indebtedness incurred under various financing agreements it may enter into, including paying down mortgage debt on the Seed Assets; fund repurchases under the share repurchase plan; and although the Company expects to generally pay distributions from cash flow from operations, potentially fund distributions.

Business and Properties

Our Seed Assets, page 72

10.	Please clarify how “Projected Company Equity Investment at Close” is calculated and clarify the total purchase price that you will pay to acquire each asset.

RESPONSE: In response to the Staff’s comment, please note that we have deleted references to Oxford and the Company has revised its disclosure on page 73 of Amendment No. 1 by expanding its disclosure in renumbered footnote (8) (now (5)) as follows [revisions highlighted]:

(5)	Assumes a projected acquisition date of June 1, 2018, and includes the Warehousing Fee and Acquisition Fee applicable to ~~the Orchard Corners and Domain~~ Seed Assets and is calculated as follows:

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

	Orchard	Domain
Gross real estate purchase price	5,600,000	43,000,000
Acquisition costs paid at close	28,327	336,769
Loan costs paid at close	23,006	213,445
Total gross purchase price + closing costs	5,651,332	43,550,214
% Owned	100.00%	64.71%
Company share of gross purchase price + closing costs	5,651,332	28,182,495
Warehousing Fee	67,507	224,136
Acquisition Fee	56,000	278,264
Company share of gross purchase price + closing costs + fees	5,774,839	28,684,895
Net of debt x % owned	(3,835,000)	(21,123,501)
Net of estimated prorations at 6/1/2018 x % owned	250,000	261,029
Projected Company equity investment at close	2,189,839	7,822,423

Other Property Information

Description of Our Seed Assets

Our Acquisition of Oxford from the Sponsor Fund, page 74

11.	We note your disclosure that RC Bridge’s interest in the investment vehicle has been reduced over time as interests in the investment vehicle have been syndicated to other investors. Please include risk factor disclosure addressing the risk that your interest in this investment vehicle may be reduced over time, or advise us why such disclosure is not material.

RESPONSE: As noted above, the Company has eliminated Oxford as a Seed Asset. All references to Oxford have been deleted from Amendment No. 1.

Mortgage Financing, page 78

12.	We note your disclosure that you intend to employ leverage in order to provide additional funds to support your investment activities. Please revise to clarify whether you currently intend to assume any new or existing debt in connection with your acquisition of interests in the Seed Assets.

RESPONSE: In response to the Staff’s comment, the Company has revised the disclosure on page 76 of Amendment No. 1 to clarify that the mortgage debt the Company is assuming in connection with the acquisition of the Seed Assets is the only debt that will encumber those properties.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Management

Compensation of Executive Officers, page 88

13.	We note your disclosure that you “will indirectly bear some of the costs of the compensation paid to [executive officers of your Manager], through fees we pay to our Manager and/or Sponsor.” In future filings that require Item 402 or Item 404 of Regulation S-K disclosure, please disclose the amount of fees paid to the Manager and its affiliates, break out the amounts paid pursuant to the investment management fee, annual performance fee, and the reimbursement provisions, and within reimbursements specify any amounts reimbursed for salaries or benefits of a named executive officer.

RESPONSE: In response to the Staff’s comment, the Company respectfully submits that it will not be required to make disclosures pursuant under Items 402 of Regulation S-K because the Company does not have named executive officers or any employees, nor will it provide compensation to the executive officers of the Manager or Sponsor. The Company does, however, expect to disclose in its periodic reports all related party transactions referenced in Item 404 of Regulation S-K, including the amounts paid to the Manager in detail although none of the fees payable to the Manager are ear-marked for salaries and benefits to be paid to any employees of the Manager or its affiliates. Those costs are an expense of the Manager and its affiliates and they have discretion as to what sources of funds they will use to make those payments; the disclosure noted above is meant to simply alert potential investors that fees are being paid to the Manager that could be used by it to pay its employees.

Principal Shareholders, page 95

14.	We note that Platform Ventures, LLC currently beneficially owns 100 shares, is expected to purchase at least $250,000 of Class A shares after the Minimum Threshold is met, and thereafter will continue to acquire Class A shares pro rata (5.0%) up to a cap of $2.5 million, or more in its discretion. Please revise to disclose the natural person(s) that controls the voting and/or dispositive rights for the shares held by Platform Ventures, LLC by footnote or otherwise in your beneficial ownership table.

RESPONSE: In response to the Staff’s comment, the Company has revised the ownership chart on page 93 of Amendment No. 1 to reflect the applicable control persons as indicated in the following new footnote (4):

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

(4)	Platform Ventures, LLC is wholly owned and controlled by ABTS Holdings, LLC, which is jointly owned and controlled by Ryan Anderson and Terry Anderson. Ryan Anderson and Terry Anderson may be deemed to have shared voting power and dispositive power over the shares held by Platform Ventures, LLC.

Conflicts of Interest

Formation Transactions, page 96

15.	Please revise your disclosure to identify the affiliates of your Sponsor from which you intend to acquire the Seed Assets and the total price you expect to pay for such assets. Please also disclose the amount of the purchase price that represents transaction costs, Warehousing Fee, Acquisition Fee, and Origination Fee, as applicable, and (in the case of Oxford) interest charge. Refer to Item 404 of Regulation S-K. Additionally, please disclose the cost of the Seed Assets to the sellers. Refer to Item 23 of Form S-11.

RESPONSE: The Company respectfully submits that the information requested may already be found in the following sections of the Offering Circular: “Description of Our Seed Assets” beginning on page on page 73 of Amendment No.1 with respect to Domain and, on page 75 with respect to Orchard Corners (as noted above, Oxford has been eliminated as a Seed Asset).

Notwithstanding the disclosure above, the Company has revised the Conflicts of Interest section to also include such information so that it can now be found in full in this section. Please see the updated disclosure on page 94 of Amendment No. 1 as it relates to all affiliate transactions in connection with the formation of the Company.

Prior Performance Summary, page 122

16.	You state on page A-1 that you have not provided performance information for your Prior Programs in the tables because none of the Prior Programs have a similar investment objective to yours. However, Guide 5 indicates that, if a sponsor has not sponsored at least five programs with similar investment objectives, then information must be given for each prior program, public or nonpublic, even if the investment objectives for those programs are not similar to those of the registrant. Refer also to CF Disclosure Guidance Topic No. 6. Please revise to provide such information or explain to us why such disclosure is not material.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

RESPONSE: Table I, as presented in the initial filing, outlines the Sponsor’s Prior Programs over the past three years. The Sponsor presented Table I because it believes that it was information that was material to an investor’s understanding of the Sponsor’s ability and experience in raising funds and the such experience is not dependent on the type of program for which the capital is being raised. On the other hand, the Company respectfully continues to believe that given that the Prior Programs are so different from the Company’s offering, including the additional tables would not add to an investor’s understanding of the Sponsor’s ability to perform with respect to the Company’s offering. The potential limited benefit of reviewing the performance of Prior Programs with vastly different investment objectives would be outweighed by the potential of misleading investors to think the returns and performance of the Company’s offering might be similar to those of the prior, higher-risk programs. To put this in context, the Company has provided a more detailed outline of the risk-profiles of the Prior Programs. None of these programs has an investment mandate remotely resembling the investment focus and objectives of the Company’s offering. Specifically, the Prior Programs include:

Blind Pool

-	A closed-ended opportunity fund focused on the high-risk investment in distressed debt, distressed properties, repositioning of vacant or partially leased buildings, leveraged financing programs, and/or the development/redevelopment of properties. As of December 31, 2017, the fund had a concentration of office, retail, and land investments totaling 96% of the outstanding holdings.
-	A closed-ended opportunity fund focused 100% on the purchase of hospitality assets. The fund invests solely in the development and repositioning of limited service and resort hotels throughout the United States.

Identified Asset Funds

-	An investment in a partnership whose primary holding is a preferred equity investment in a mixed-use development. The preferred equity investment fully accrues with no requirement for current payments to investors.
-	An investment in a Class B suburban office building located in the Midwest. The business plan is to allow occupancy to slip so that the buildings can be demolished and replaced with newly constructed properties.
-	An investment in a luxury resort located in the South Pacific whereby the asset underwent a significant redevelopment with the intent of being converted to a timeshare property and sold to a timeshare operator.
-	An investment in a vacant school located in the Midwest. The fund intends to hold the asset for its land value and determine the appropriate redevelopment of the land at the appropriate time.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

As outlined, the Prior Programs are all higher-risk investment offerings that require more speculative business plans. Further, the Prior Programs mostly focus on investments in property types not related to the Company’s offering, which instead focuses on multi-tenant housing properties. The performance of these programs does not provide an investor with the ability to correlate to the potential performance of this offering.

The only Prior Program included in Table I that is not discussed above is RC 2015-I Investors, LP, which is an Identified Asset Fund that invests in a 432-unit apartment community located Baytown, Texas (i.e. the Oxford property that has been eliminated). The Company respectfully submits that, similar to the other Identified Asset Funds noted above, given the single asset nature of the fund versus the portfolio benefits that the Company seeks to provide investors, providing additional historical information on this program would not be meaningful to investors. Further, the Company believes the RC 2015-I Investors, LP fund is not material enough to require presentation in the tables because it represents less than 5% of the Prior Programs outlined in Table I. The Company would not expect investors to make an investment decision based on such a small portion of the Sponsor’s Prior Programs.

Material Adverse Developments on Prior Programs, page 124

17.	Please revise to specifically describe any material adverse business developments experienced by the Prior Programs, or explain to us why such disclosure is not material.

RESPONSE: The Company notes that the current disclosure in the Offering Circular acknowledges that there have been adverse developments in connection with the Prior Programs. However, in response to the Staff’s comment, the Company respectfully submits that it would be impossible to outline all of the positive or negative events that may impact the cash flows of real estate investments. For instance, lease negotiations that did not exactly fit a budget or business plan or debt terms that were higher than expected because of events in the capital markets may impact the cash flows of real estate investments. More importantly, none of these adverse developments were material and none of them have had a materially adverse impact on any of the Prior Programs nor resulted in negative returns for the Prior Programs.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Description of the Partnership Agreement of Our Operating Partnership, page 138

18.	Please revise to clarify the percentage of limited partner interests you expect to hold in the operating partnership.

RESPONSE: In response to the Staff’s comment, the Company has revised its disclosure in Amendment No. 1 to state that it (i) will initially own 100% of the limited partnership interests and (ii) is employing an UPREIT structure to facilitate the acquisition of properties from potential future sellers in a tax-efficient manner.

Plan of Distribution, page 170

19.	We note your disclosure that your Sponsor may in its discretion acquire Class A shares to permit you to meet the Minimum Threshold. Please revise to disclose the maximum amount of such possible purchases and that any such purchases will be for investment and not resale. Refer to Release No. 33-6455, Question 79 (Mar. 3, 1983).

RESPONSE: In response to the Staff’s comment, the Company has revised the disclosure on page 169 of Amendment No. 1 to note that the Sponsor may determine to acquire up to all of the shares if required to reach the Minimum Threshold (i.e., $5,000,000 of Class A shares) While the Sponsor expects to hold such shares for investment and not resale, the Company respectfully notes that Release No. 33-6455 applies to Regulation D and not Regulation A, and, therefore, the Sponsor is not obligated to do so and in this regard, believes it is not necessary to make any disclosure as to its intentions with respect to such shares.

Unaudited Pro Forma Condensed Financial Information, page F-8

20.	We note your disclosure on page 18 that you will fund any shortfall of offering proceeds for the acquisition of the Seed Assets through a bridge loan funded by an affiliate of your Sponsor. Please clarify if you have a firm commitment from the affiliate and if there is a definitive agreement for the acquisition. If not, tell us how you determined that the acquisition is factually supportable.

RESPONSE: The Sponsor is the indirect 100% owner and manager of both the entities that hold the Seed Assets, as well as the entity that intends to provide the bridge loan. The Sponsor is also the indirect 100% owner and will control the Manager of the Company. As such, the Company respectfully submits that although no definitive agreement for the acquisition or bridge financing is currently in place, the Sponsor has the power and intention to initiate and approve the acquisition of the Seed Assets and bridge financing, consistent with the intentions presented in the Offering Circular.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

21.	We note your disclosure on page F-9 that you believe that the proposed acquisition of the Seed Assets is considered a transaction between entities under common control. Please tell us the ownership structure of each of the referenced entities and the relationship of each entity with the Company and the Sponsor before and after the acquisition. Also, provide your analysis of ASC 805-50 in determining that this is a transaction between entities under common control.

RESPONSE: In response to the Staff’s comment, the Company has revised its disclosure on page F-9 of Amendment No. 1 as follows [revisions highlighted] (as noted above, Oxford has been eliminated as a Seed Asset):

(2) Interests to be acquired in Orchard Corners and Domain are indirectly 100% owned by RC Bridge III, LLC and RC Bridge IV, LLC, both of which are indirectly 100% owned and managed by the Sponsor. The Sponsor is also the indirect 100% owner of the Manager of the Company. Management believes that the proposed acquisition of the Seed Assets is considered a transaction between entities under common control per ASC 805-50-15-5 through 805-50-15-6B. Under ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer. A difference between any proceeds transferred and the carrying amounts of the net assets received is recognized in equity in the receiving entity’s financial statements. As such, the assets and liabilities acquired are recorded at book value per the seller, and the Projected Warehousing and Acquisition Fees are excluded from the Projected Company Asset Value at close.

In reaching its conclusion, the Sponsor noted the term “control” has the same meaning as the term “controlling financial interest” in ASC 810-10-15-8 which states: The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

The Sponsor also referred to ASU 2015-02 Consolidation (Topic 810), which states: Given the purpose and design of limited partnership, kick-out rights through voting interest are analogous to voting rights held by shareholders of a corporation. For limited partnerships, the usual condition for a controlling financial interest, as a general rule, is ownership by one limited partner, directly or indirectly, of more than 50% of the limited partnership’s kick-out rights through voting interests. The power to control also may exist with a lesser percentage ownership, for example, by contract, lease, agreement with partners, or by court decree.

Based on the guidance above, the Sponsor believes it will control the Seed Assets both before and after the acquisition. As such, the Company respectfully submits that the transaction is appropriately considered a transaction between entities under common control.

22.	Given your determination of common control as indicated above tell us how you considered evaluating the significance of Oxford at Country Club and Orchard Corners, the excluded properties, as a group of related properties.

RESPONSE: In accordance with the SEC Financial Reporting Manual Section 2325.3, significance in blind pool offerings is measured by comparing the Company’s total anticipated investment in the property to the Company’s total assets as of the anticipated date of acquisition plus the proceeds expected to be raised in the Offering over the next 12 months. The investment includes any debt secured by the property that is assumed by the purchaser. An individual property is considered significant if it a) exceeds the 10% significance level or b) is one of a group of properties that together aggregate more than 10% and are either acquired from a single seller or are related.

The Company respectfully notes that the SEC Financial Reporting Manual at Section 2310.1, note 2 indicates properties are related if they are under common control or management, the acquisition of one property is conditioned on the acquisition of each other property, or each acquisition is conditioned on a single common event (as noted above, Oxford has been eliminated as a Seed Asset). The second and third criteria of this definition are not met; the acquisitions of each of the Seed Assets are not conditioned on the acquisition of another Seed Asset, and the acquisition of Orchard Corners is not conditioned on a single common event.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Although Orchard Corners is under common control and management during the bridging period, the Orchard Corners property was acquired from a third-party seller in October 2017 by an affiliate of the Sponsor for the sole purpose of holding the entity until the Company commences operations and is able to effectuate the acquisition of Orchard Corners. Therefore, the Sponsor believes that the Orchard Corners bridging entity is not a related party as was intended by this guidance, as it is not operated or managed for the benefit of the Sponsor or an investor other than the Company. In addition, due to its recent acquisition in October 2017, Orchard Corners has been under common ownership for only a very small portion of the prior property financial statement periods required to be presented under Rule 8-06.

23.	We note your disclosure on page F-9 that you measured significance of the Seed Assets as compared to total projected assets as of the date of acquisition plus expected offering proceeds. Please tell us your basis for including both the total assets to be acquired and expected offering proceeds in the denominator.

RESPONSE: In response to the Staff’s comment and to update the disclosure to reflect the new projected acquisition date of June 1, 2018, the Company has revised its disclosure on page F-9 of Amendment No. 1 as follows [revisions highlighted]:

The Company has identified Seed Assets requiring estimated equity advances of $10.0 ~~14.7~~ million, which represents ~~29.4~~ 20.0% of the gross $50 million proceeds expected to be raised in the Offering and is currently considered a “blind pool” offering. As such, the Company has prepared pro forma financial statements for probable significant acquisitions in accordance with the SEC Financial Reporting Manual Section 3130 Acquisition of One or More Real Estate Operations. ~~For this purpose,~~ In accordance with the SEC Financial Reporting Manual Section 2325.3, significance in blind pool offerings is measured by comparing the Company’s total anticipated investment in the property to the Company’s total assets as of the anticipated date of acquisition plus the proceeds expected to be raised in the Offering over the next 12 months. The investment includes any debt secured by the property that is assumed by the purchaser. An individual property is considered significant if it exceeds the 10% significance level.

The Company’s total projected assets as of the date of acquisition are $49,854,912, plus proceeds expected to be raised in the offering over the next 12 months are $38,987,738 ($50,000,000 raise less $1,000,000 estimated Offering costs, less $10,012,262 projected company equity investment at close), which results in a denominator of $88,842,650 in the significance test. Therefore, only the Domain Seed Asset exceeds the 10% significance threshold and is reflected in the pro forma financial statements; Orchard Corners is therefore excluded.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

24.	Please explain to us the consideration you gave to identifying the entities that owned the properties as the predecessor and how you determined that providing financial statements under Rule 8-06 instead of Rule 8-02/8-03 of Regulation S-X was appropriate.

RESPONSE: The SEC Financial Reporting Manual at Section 2305.3 Investment in a Pre-Existing Legal Entity states that the definition of predecessor is very broad and that for financial statement purposes, designating an acquired business as a predecessor is generally the exception and not the rule. Pursuant to the SEC Financial Reporting Manual, an acquired business should only be considered to be a “predecessor” if both of the following attributes are present: (i) “a registrant succeeds to substantially all the business (or a separately identifiable line of business) of another entity (or group of entities)” and (ii) “the registrant’s own operations before succession appear insignificant relevant to the operations assumed or acquired”.

While the second prong of the test is met, the Company believes that the first prong is not. The Company plans to acquire only a 64.7% LLC interest in Domain and the remaining interest is owned by unrelated parties.

However, if the predecessor financials were applicable, the Company would look to 2005.6 of the SEC Financial Reporting Manual (“FRM”), Acquisition of a Predecessor, to determine the financial statement requirements for an acquired business that is a predecessor of the registrant, which prescribes S-X 3-01/3-02 or S-X 8-02/8-03.

Although S-X 3.01/3-02 or S-X 8-02/8-03 is prescribed under FRM 2005.6 to determine the financial statement requirements for an acquired business that is a predecessor of the registrant, the Company respectfully notes that this is generally applicable for commercial companies, and that real estate acquisitions follow the application of Rule 3-14 or Rule 8-06 of Regulation S-X for SEC reporting companies that are REITs. Accordingly, the Company believes that it has followed the guidance in Section 2305 of the FRM, for which there is no mention of a requirement for predecessor financial statements.

In addition, the Company respectfully notes that under FRM Section 2305.5, Real Estate Financial Statements and Significance Thresholds for Blind Pool Offerings, for which there are no predecessor financial statements required, but instead Rule 3-14 or Rule 8-06 are required in addition to the Registrant’s assets as of the last balance sheet date. To include predecessor financial statements in a transaction such as this one would seem inconsistent with the rules for Blind Pool Offerings, which have potentially less transparency.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

With respect to REIT Formation Transactions, Section 2335 of the FRM provides that a newly-formed REIT having no significant operations may acquire operating properties immediately prior to filing an IPO, or may identify properties to be acquired upon closing the IPO. In all discussions focused on a newly formed REIT, there is only mention of the application of S-X 3-14 and no discussion on the inclusion of predecessor financial statements.

The SEC Financial Reporting Manual section 2305.3 Investment in a Pre-Existing Legal Entity states that when a registrant acquires an equity interest in a pre-existing legal entity (such as a partnership, LLC or corporation) that only holds real estate under lease and related debt, financial statements of the underlying property meeting the requirements of S-X 3-14 [large filer equivalent to 8-06 financial statements] should be provided instead of S-X 3-05 financial statements [large filer equivalent to 8-02/8-03 financial statements], if the acquisition is significant.

The Company will acquire an interest in Domain at City Center, LLC, a pre-existing legal entity that only holds real-estate and related debt. The entity does not engage in any significant outside activities such as property management or development. Therefore, the Company respectfully submits that for the foregoing reasons, Rule 8-06 financial statements, the small reporting company equivalent to Rule 3-14 financial statements, are appropriate.

Unaudited Pro Forma Condensed Statements of Income, page F-10

25.	We note your disclosure on page F-5 that you intend to enter into a management agreement with PVDH Manager, LLC. Please tell us how you considered the impact of this agreement on the pro forma financial statements.

RESPONSE: The Company has not yet executed a management agreement with PVDH Manager, LLC. As such, the impact of this agreement is not reflected in the pro forma financial statements. However, the Company has edited footnote (a) to the pro forma financial statements on F-11 as follows:

On January 5, 2018, Domain entered into new service agreements to provide property management and asset management services for a monthly fee of 4% of gross receipts resulting in a Pro Forma Adjustment decrease to Management fees.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Platform Ventures Diversified Housing REIT, LLC (the “Company”) intends to enter into an investment management agreement with PVDH Manager, LLC (“Manager”) under which the Company will pay the Manager a monthly investment management fee equal to an annualized rate of 1.50%, which will be based on net offering proceeds through the end of the calendar month that follows the 12-month period following the date investors are first admitted to the Company. This agreement has not yet been executed and is therefore not included in the pro forma results. However, we estimate the additional pro forma adjustment related to this investment management fee to be $109,035 in additional expense for the year ending December 31, 2017.

26.	Please tell us your basis for not presenting net loss applicable to non-controlling interests in the pro forma condensed statements of income.

RESPONSE: In response to the Staff’s comment, the Company has presented net loss applicable to non-controlling interest on the pro forma condensed statement of income.

27.	Please tell us your basis for not presenting a pro forma condensed statement of income for the period ended December 31, 2016.

RESPONSE: In response to the Staff’s comment, the Company respectfully advises the Staff that it did not include a pro forma condensed statement of income for the period ended December 31, 2016 because the Company was formed on August 31, 2017, and therefore did not exist as of December 31, 2016. The Company has added to Amendment No. 1 the pro forma condensed statement of income for the year ended December 31, 2017, the most recent fiscal year available, per Section 3230.1 of the FRM.

Unaudited Pro Forma Condensed Balance Sheet, page F-11

28.	With respect to footnote (b), please tell us how you determined that the acquisition of Domain is an asset acquisition under ASC 805.

RESPONSE: The Sponsor noted per ASU 2017-1 Business Combinations (Topic 805): Clarifying the Definition of a Business, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets, the set is not considered a business. A single identifiable asset includes any individual asset or group of assets that could be recognized and measured as a single identifiable asset in a business combination. However, for purposes of this evaluation, the following should be considered a single asset:

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

A tangible asset that is attached to and cannot be physically removed and used separately from another tangible asset (or an intangible asset representing the right to use a tangible asset) without incurring significant cost or significant diminution in utility or fair value to either asset (for example, land and building).

The acquisition of an LLC interest in Domain at City Center, LLC is an acquisition of an LLC interest that owns a single identifiable asset or group of similar assets, land and building its related assets. As stated above, the sole purpose of the LLC is to hold the real estate and there are no outside activities. As such, the Sponsor believes the acquisition of Domain represents an acquisition of a single identifiable asset or group of similar assets and is not considered a business.

29.	Please tell us how you determined the purchase price equivalent for Domain and how you determined that it is the appropriate carryover basis for this property.

RESPONSE: The Domain purchase price equivalent is defined in the acquisition agreement executed upon purchase by an affiliate of the Sponsor, and reconciliation to the projected equity required by the Company upon acquisition is reflected in pages 72 and 73 of Amendment No. 1. The Company respectfully submits that Sponsor believes the acquisition of Domain represents a transaction between entities under common control and therefore carryover basis is appropriate.

30.	We note that you have reflected new financing obtained by Domain in January 2018 as adjustment (e). Please tell us if this debt will be assumed by the Company in connection with the acquisition. If not, please tell us why is appropriate to include legacy debt in the pro forma financial statements. This adjustment, as well as adjustment (c), should reflect the impact of new financing to be obtained by the Company, to the extent that it is factually supportable.

RESPONSE: The Company’s acquisition of the Domain LLC interest will result in a transfer under the loan documents and not a loan assumption.  The lender is aware that this transfer may happen, and the documents outline the steps needed to complete the approved transfer.  Other than naming the Company a non-recourse guarantor, the borrowing entity and terms of the underlying loan will remain unchanged.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 4, 2018

Subscription Agreement, page B-1

31.	We refer you to sections 1.6 and 3.6 of the form of subscription agreement, which indicate that a subscriber must represent that it has “received and read a copy of the Operating Agreement,” that it “understands and is fully cognizant of the risk factors related to the purchase of the Common Shares,” and that it “has read, reviewed and understood the risk factors set forth in the Offering Circular.” Please provide us with your analysis of how these representations are consistent with Section 14 of the Securities Act. Please refer to the Commission’s guidance regarding impermissible legends or disclaimers, contained in Securities Offering Reform Release No. 33-8591 (2005).

RESPONSE: In response to the Staff’s comment, the Company has removed Section 3.6. With respect to the acknowledgement in Section 1.6, the Company respectfully submits that this statement is not a disclaimer. Rather, it is required because all investors must sign the LLC Agreement and agree to be bound by its terms, and therefore, the Company believes it is appropriate for it to seek this acknowledgement.

* * *

If you have any questions or would like further information concerning the Company’s responses to the Comment Letter, please do not hesitate to contact me at (212) 813-8842.

Sincerely,

Mark Schonberger

cc:	Via E-mail

Greg Steinberg, Senior Vice President and General Counsel

Platform Ventures Diversified Housing REIT, LLC

Appendix A

PLATFORM VENTURES DIVERSIFIED HOUSING REIT, LLC

SUPPLEMENT NO. __ DATED _________, 20__

TO THE OFFERING CIRCULAR DATED _________, 20__

This supplement No. __ is part of the offering circular of Platform Ventures Diversified Housing REIT, LLC and should be read in conjunction with the offering circular. Terms used in this supplement No. __ and not otherwise defined herein have the same meanings as set forth in our offering circular and any supplements thereto. The purpose of this supplement is to disclose:

•	Our monthly net asset value (“NAV”) per common share, including historical share pricing information;

•	the components of NAV as of ____, 20__;

•	[the status of our share redemption plan;]* and

•	[our historical share pricing information.]*

_______________________

*as applicable

Monthly Pricing Supplement

As of ______, 20__, our NAV per common share is $____. This NAV per common share shall be effective through ________, 20__, unless updated by us prior to that time. The NAV that was in effect prior to ________, 20__, was $________ per common share.

Components of NAV

The following sets forth the calculation of NAV for our common shares:

BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share numbers)	[ ]	[ ]
ASSETS:
Investments
Real estate properties, at fair value	$	$
Loans and debt securities related to real estate, at fair value
Other real estate-related investments, at fair value
Non-real estate-related investments, at fair value
Cash and cash equivalents
Receivable for securities sold and principal repayments
Interest receivable
Total assets

LIABILITIES:
Settling subscriptions	$	$
Distributions payable
Due to related party
Accounts payable and accrued expenses
Total liabilities
NET ASSETS	$	$
Net assets consist of:
Members’ Equity (_______ and ________, respectively common shares issued and outstanding)	$	$
Retained earnings
Net adjustments to fair value
NET ASSETS	$	$
NET ASSET VALUE PER SHARE, on [_____] shares issued and outstanding [1]	$	$

[1] The total shares issued and outstanding used in the computation of net asset value per share is the amount of shares immediately prior to redemptions that are processed and effective on _____, 20__, as the NAV per share price is used to determine the redemption price in certain cases under our redemption plan.________

On _____, 20__, the Company announced that its net asset value per share (“NAV”) as of ____, 20__ is $___ per share of our Common Shares. This NAV per common share shall be effective until ____, 20__, unless updated by us prior to that time.

As described in the sections of our Offering Circular titled “Description of Our Common Shares—Valuation Policies” and “—NAV and NAV Per Share Calculation,” as there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our shares on a monthly basis. However, the majority of our assets will consist of multi-tenant rental housing investments and, as with any commercial real estate valuation protocol, the conclusions reached by our sponsor’s internal accountants or asset management team, as the case may be, will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given monthly period, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the monthly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between monthly updates of NAV that would cause our NAV per share to change by 5.0% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement filed on the SEC’s EDGAR website as promptly as reasonably practicable, and will update the NAV information provided on our website. See the section of our Offering Circular titled “Description of Our Common Shares—Monthly Share Price Adjustments” for more details.

We are offering two classes of common shares: Class A shares and Class D shares. Our NAV will be calculated for each of these classes by our Manager. Each class will have an undivided interest in our assets and liabilities, other than the Class D-specific shareholder servicing fees. In accordance with the valuation guidelines, our Manager will calculate our NAV per share for each class as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based in part upon individual appraisal reports provided periodically by third-party independent valuation firms and reviewed by and as finally determined and updated monthly by our Manager, (2) our real estate-related securities for which third-party market quotes are available, (3) our other real estate-related securities, if any, and (4) our other assets and liabilities. Shareholder servicing fees allocable to the Class D shares will only be included in the NAV calculation for that class, which may result in a different NAV per share for our two share classes. [In addition, for our ____, 20__ and ____, 20__ NAV calculation, our sponsor’s internal accountants engaged an independent third-party to prepare a valuation review report to be used in conjunction with determining our NAV per common share. There can be no assurance that our sponsor’s internal accountants will engage such independent party in connection with future calculations of our NAV per common share.]

At the end of each month, before taking into consideration repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of shares that were effective on the first calendar day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month. Changes in our monthly NAV includes, without limitation, accruals of our net portfolio income, interest expense, the management fee, any accrued performance participation, distributions, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV also include material nonrecurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. On an ongoing basis, our Manager will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.

Our Manager has agreed to advance all of our organization and offering expenses on our behalf. We will reimburse our Manager for such advanced expenses in monthly installments, but the aggregate monthly amount reimbursed can never exceed 1.0% of the aggregate gross offering proceeds from this offering. Any excess costs will be rolled forward to subsequent months until paid in full. For purposes of calculating our NAV, the organization and offering expenses paid by our Manager will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse our Manager for these costs.

Following the aggregation of the net asset values of our investments, the addition of any other assets (such as cash on hand) and the deduction of any other liabilities, our Manager will incorporate any class-specific adjustments to our NAV, including accruals of Class D-specific shareholder servicing fees. For the Class D class of shares, the shareholder servicing fee will be calculated as a percentage of the aggregate NAV for such class of shares. The declaration of distributions will reduce the NAV for each class of our common shares in an amount equal to the accrual of our liability to pay any such distribution to our shareholders of record of each class. The NAV per share will be calculated based on the NAV at the end of a month divided by the number of outstanding shares at the end of that month on a consolidated and fully diluted basis (whether that be in aggregate before any accrued Class D shareholder servicing fees or separately for each class), including any shares purchased effective as of the beginning of the month and any redemptions effective as of the last day of the month.

The combination of the Class A NAV (including any OP Units outstanding) and the Class D NAV equals the aggregate net asset value of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to Class D-specific shareholder servicing fees. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate-related securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance fees or participation allocations and the expenses attributable to its operations). Our Manager will calculate the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.

The determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.

The per share purchase price of our Class A shares will continue to be $__ per share and the per share purchase price of our Class B shares will continue to be $__ per share until the next monthly announcement of price per share by the Manager, which is expected to happen within 15 calendar days after the end of ____, 20__, unless updated by us prior to that time. Once shareholders are permitted to redeem their shares, the Redemption Price to be paid to such shareholders generally will be based upon the NAV as of the beginning of the quarter in which the investor is making its redemption request. This NAV will generally be published by the 15th of the first month of the quarter.

Historical NAV Information

Below is the monthly NAV per common share, as determined in accordance with our valuation policies, for each monthly period from ____, 20__ to ____, 20__.

Date	NAV Per Share
____, 20__	$__
____, 20__	$__